Citigroup Global Markets Holdings Inc.	September 11, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH34039 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028

Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for quarterly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately three months after the issue date. Each of these risks will depend on the performance of the shares of the iShares® Bitcoin Trust ETF (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying shares seek to reflect generally the performance of the price of bitcoin and therefore the securities involve the significant risks of investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

▪	The securities are subject to redemption at our option if a special early redemption event occurs as described under “Key Terms—Special early redemption right” and “Summary Risk Factors—If a special early redemption event occurs, we may redeem the securities early for an amount that may result in a significant loss on your investment.”

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the iShares® Bitcoin Trust ETF (ticker symbol: “IBIT UQ”) (the “underlying share issuer”)
Aggregate stated principal amount:	$1,044,000
Stated principal amount:	$1,000 per security
Pricing date:	September 11, 2026
Issue date:	September 16, 2026
Valuation dates, potential redemption dates and contingent coupon payment dates:	The expected valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
	Valuation dates*	Potential redemption dates*	Contingent coupon payment dates**
	December 11, 2026	December 11, 2026	December 16, 2026
	March 11, 2027	March 11, 2027	March 16, 2027
	June 11, 2027	June 11, 2027	June 16, 2027
	September 13, 2027	September 13, 2027	September 16, 2027
	December 13, 2027	December 13, 2027	December 16, 2027
	March 13, 2028	March 13, 2028	March 16, 2028
	June 12, 2028	June 12, 2028	June 15, 2028
	September 11, 2028 (the “final valuation date”)	N/A	September 14, 2028 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement. Each potential redemption date is subject to postponement on the same basis as a valuation date.

** If the potential redemption date immediately preceding any contingent coupon payment date is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such potential redemption date, as postponed.

Maturity date:	Unless earlier automatically redeemed, September 14, 2028
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.975% of the stated principal amount of the securities (11.90% per annum) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price. If the closing price of the underlying shares on any quarterly valuation date is less than the coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Memory coupon feature:	If the closing price of the underlying shares is less than the coupon barrier price on one or more valuation dates and, on a subsequent valuation date, the closing price of the underlying shares is greater than or equal to the coupon barrier price, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing price of the underlying shares is less than the coupon barrier price on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪

If the final share price is greater than or equal to the downside threshold price: $1,000 + any contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments)

▪

If the final share price is less than the downside threshold price: $1,000 + ($1,000 × the share return)

If the final share price is less than the downside threshold price, you will receive less, and possibly significantly less, than 50.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment (including any previously unpaid contingent coupon payments) at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$15.00(2)	$980.00
		$5.00(3)
Total:	$1,044,000.00	$20,880.00	$1,023,120.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $972.90 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each $1,000 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $15.00 for each $1,000 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-12 dated February 25, 2026	Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment (including any previously unpaid contingent coupon payments)
Initial share price:	$43.77, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Coupon barrier price:	$21.885, 50.00% of the initial share price
Downside threshold price:	$21.885, 50.00% of the initial share price
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
CUSIP / ISIN:	17334CWX8 / US17334CWX81
Special early redemption right:

If, on any day during the term of the securities up to but excluding the final valuation date, the calculation agent determines that a special early redemption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “special early redemption notice date”) on a special redemption date of our election that is no later than the 30th business day immediately following the special early redemption notice date or earlier than the fifth business day following the special early redemption notice date.  A special early redemption event need not be continuing on the special early redemption notice date or on the special redemption date.  The amount due and payable on the securities upon such special redemption will be equal to the special early redemption amount determined as of the special early redemption valuation date.

“Special early redemption event” means any of the following events, as determined by the calculation agent in its sole discretion: (i) the occurrence of a termination event (as defined in the accompanying product supplement) with respect to the underlying shares and a determination by the calculation agent, in its sole discretion, that no Successor ETF (as defined in the accompanying product supplement) is available and acceptable to the calculation agent or (ii) the resignation, termination or replacement of the sponsor, administrator or custodian of the underlying unless such sponsor, administrator or custodian is immediately replaced by another sponsor, administrator or custodian acceptable to the calculation agent.

The “special early redemption amount” will be the fair value of the securities determined by the calculation agent as of the special early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the special early redemption event that has occurred.  In determining the special early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the special early redemption amount so long as it is in good faith and commercially reasonable.  The special early redemption amount may result in a significant loss on your securities.  See “Summary Risk Factors—If a special early redemption event occurs, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “special early redemption valuation date” is the special early redemption notice date.

September 2026	PS-2

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the coupon barrier price and the downside threshold price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities provide an opportunity for investors to earn a quarterly contingent coupon payment, which is an amount equal to $29.75 (2.975% of the stated principal amount) per security, with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to 50.00% of the initial share price, which we refer to as the coupon barrier price.  The quarterly contingent coupon payment, if any, will be payable quarterly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the quarterly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the coupon barrier price on any valuation date, investors will receive no quarterly contingent coupon payment for the related quarterly period. If the closing price of the underlying shares is less than the coupon barrier price on one or more valuation dates and, on a subsequent valuation date, the closing price of the underlying shares is greater than or equal to the coupon barrier price, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).  However, if the closing price of the underlying shares is less than the coupon barrier price on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates. It is possible that the closing price of the underlying shares could be below the coupon barrier price on all of the valuation dates so that you will receive no quarterly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date.

If the closing price of the underlying shares is greater than or equal to the initial share price on any potential redemption date (beginning approximately three months after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payments). If the securities have not previously been automatically redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and any quarterly contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments). However, if the securities have not previously been automatically redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis (and, in addition, will not receive any contingent coupon payment at maturity, including any previously unpaid contingent coupon payments). Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return, which means that the payment at maturity will be less than 50.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no quarterly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying shares.

September 2026	PS-3

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent coupon payment equal to 2.975% of the stated principal amount with respect to each valuation date on which the closing price of the underlying shares is greater than or equal to 50.00% of the initial share price, which we refer to as the coupon barrier price.  The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly contingent coupon payment (including any previously unpaid contingent coupon payments), and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any potential redemption date (beginning approximately three months after the issue date), the closing price of the underlying shares is greater than or equal to the initial share price.

■

The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payments).

■

Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

■

The payment due at maturity will be (i) the stated principal amount plus (ii) the quarterly contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments).

■

Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

■

The payment due at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return.

■

Investors will lose a significant portion, and may lose all, of their principal in this scenario.

September 2026	PS-4

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a quarterly valuation date.  The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date.  The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Quarterly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

September 2026	PS-5

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Diagram #3:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-7.

September 2026	PS-6

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial share price:	$100.00
Hypothetical coupon barrier price:	$50.00, which is 50.00% of the hypothetical initial share price
Hypothetical downside threshold price:	$50.00, which is 50.00% of the hypothetical initial share price
Hypothetical quarterly contingent coupon payment:	$29.75 (2.975% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, which begin approximately three months after the issue date. Because the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing price of the underlying shares on each potential redemption date is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$115.00	—*	$1,029.75	$40.00	$0	N/A
#2	N/A	N/A	N/A	$41.00	$0	N/A
#3	N/A	N/A	N/A	$35.00	$0	N/A
#4	N/A	N/A	N/A	$41.00	$0	N/A
#5	N/A	N/A	N/A	$46.00	$0	N/A
#6	N/A	N/A	N/A	$44.00	$0	N/A
#7	N/A	N/A	N/A	$150.00	—*	$1,208.25
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid quarterly contingent coupon payment with respect to the potential redemption date on which the closing price of the underlying shares is greater than or equal to the initial share price (together with any previously unpaid contingent coupon payments) and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly contingent coupon payment = $1,000 + $29.75 = $1,029.75

In this example, the automatic early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupons.

In Example 2, as the closing price of the underlying shares on the first through sixth valuation dates are less than the coupon barrier price, you would not receive contingent coupon payments with respect to those valuation dates.  However, as the closing price of the underlying shares on the seventh valuation date is greater than the coupon barrier price, you would receive the quarterly contingent coupon payment with respect to the seventh valuation date plus the previously unpaid contingent coupon payments with respect to the first through sixth valuation dates. On the seventh valuation date (the last potential redemption date), the closing price of the underlying shares is greater than the initial share price, so the securities would be automatically redeemed and you would receive an automatic early redemption payment of $1,208.25, which includes the contingent coupon payment with respect to the seventh valuation date and the previously unpaid contingent coupon payments with respect to the first through sixth valuation dates.

In this example, the automatic early redemption feature limits the term of your investment to approximately one year and nine months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving

September 2026	PS-7

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

contingent coupon payments. Further, although the underlying shares have appreciated by 50% from the initial share price on the seventh valuation date, you only receive $1,208.25 per security upon redemption and do not benefit from this appreciation.

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$29.00	$0	N/A	$30.00	$0	N/A
#2	$24.00	$0	N/A	$45.00	$0	N/A
#3	$28.00	$0	N/A	$40.00	$0	N/A
#4	$38.00	$0	N/A	$45.00	$0	N/A
#5	$24.00	$0	N/A	$40.00	$0	N/A
#6	$43.00	$0	N/A	$40.00	$0	N/A
#7	$43.00	$0	N/A	$46.00	$0	N/A
Final Valuation Date	$30.00	$0	N/A	$90.00	—*	N/A
Payment at Maturity	$300.00			$1,238.00

* The final quarterly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying shares remains below the coupon barrier price on each valuation date throughout the term of the securities. As a result, you do not receive any quarterly contingent coupon payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold price, you receive a cash payment at maturity calculated as follows:

stated principal amount + (stated principal amount × share return) = $1,000 + ($1,000 × -70%) = $300.00

In this example, because the final share price represents a 70% decline from the initial share price, you will not receive the stated principal amount per security at maturity.  Instead, the payment you receive at maturity would reflect the depreciation of the underlying shares from the initial share price to the final share price and be equal to $300.00 per security.

In Example 4, the closing price of the underlying shares is less than the coupon barrier price on each of the first seven valuation dates but is greater than the downside threshold price on the final valuation date.  As a result, at maturity you would be repaid the stated principal amount of the securities plus the contingent coupon payment due at maturity, which includes all previously unpaid contingent coupon payments.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption.  These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

September 2026	PS-8

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the coupon barrier price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price. If the closing price of the underlying shares is less than the coupon barrier price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date. You will receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to its coupon barrier price. If the closing price of the underlying shares is below the coupon barrier price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the coupon barrier price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed, and the final share price will be less than the downside threshold price, such that you will suffer a substantial loss of principal at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately three months after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, the securities will be automatically redeemed if the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price. Thus, the term of the securities may be

September 2026	PS-9

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

limited to as short as approximately three months. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the quarterly valuation dates and potential redemption dates, respectively, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	If a special early redemption event occurs, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Key Terms—Special early redemption right” above in this pricing supplement for information about the events that may constitute a special early redemption event. If a special early redemption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the special early redemption amount determined as of the special early redemption valuation date. The special early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Key Terms—Special early redemption right” above in this pricing supplement. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a special early redemption event occurs, there is a significant likelihood that the special early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the special early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the market for the underlying shares or cryptocurrency markets generally, resulting in a special early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The special early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the special early redemption amount may be determined during a market disruption that has a significant adverse effect on the special early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the special early redemption valuation date, you might have achieved a significantly better return.

▪	The calculation agent may make discretionary determinations in connection with a special early redemption event and the special early redemption amount that could adversely affect your return upon special early redemption. The calculation agent will be required to exercise discretion in determining whether a special early redemption event has occurred. If the calculation agent determines that a special early redemption event has occurred and as a result we elect to redeem the securities upon the occurrence of a special early redemption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the special early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner.  The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities.  Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

September 2026	PS-10

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the assets held by the underlying share issuer, the dividend yields on the underlying shares, interest rates

September 2026	PS-11

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are subject to risks associated with bitcoin and digital assets. The investment objective of the iShares® Bitcoin Trust ETF is to reflect generally the performance of the price of bitcoin, less the iShares® Bitcoin Trust ETF’s expenses. Bitcoin is a digital asset, and use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin represent new, novel and rapidly evolving products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Digital asset markets in the United States exist in a state of regulatory uncertainty and the exchanges on which bitcoin trades globally, including in the United States, are relatively new and, in most cases, largely unregulated. Legislative or regulatory developments could significantly affect the value of bitcoin, as could competition from other digital assets. Political or economic crises may motivate large-scale sales of bitcoin, resulting in a reduction in the price of bitcoin. The value of bitcoin could be adversely affected by the actions of bitcoin miners and changes in the block rewards and transaction fees miners earn. Bitcoin is susceptible to theft, loss and fraud. The Bitcoin Network, bitcoin custodians and trading platforms are subject to risks relating to operational problems, technical glitches, internet disruptions, shutdowns, hackers and malware, all of which may also affect the price of bitcoin. Over the past several years, some digital asset platforms have been closed, been subject to criminal and civil litigation and have entered into bankruptcy proceedings due to fraud and manipulative activity, business failure and/or security breaches. Negative perception, a lack of stability and standardized regulation in the digital asset markets and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in digital asset networks and result in greater volatility in the prices of digital assets, including bitcoin. These and other factors could have an adverse effect on the price of bitcoin and, therefore, the value of the securities.

▪	Investments linked to bitcoin are subject to specific risks relating to security threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The sponsor of the iShares® Bitcoin Trust ETF has stated that it believes that the bitcoins held in the iShares® Bitcoin Trust ETF’s account at its bitcoin custodian or trading balance held with its prime execution agent will be an appealing target to hackers or malware distributors seeking to steal the iShares® Bitcoin Trust ETF’s bitcoins and will only become more appealing as the amount or value of the iShares® Bitcoin Trust ETF’s assets grow. To the extent that the iShares® Bitcoin Trust ETF is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the iShares® Bitcoin Trust ETF’s bitcoins may be subject to theft, loss or other attack.

▪	Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation. Many digital asset platforms, both in the United States and abroad, are unlicensed, not subject to, or not in compliance with, regulation in relevant jurisdictions, or operate without extensive supervision by governmental authorities, and therefore may be more susceptible to fraudulent or manipulative acts and practices. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions and may take the position that they are not subject to laws and regulations that would apply to a regulated financial market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin or new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto markets and/or cause distortions in price, which could adversely impact the iShares® Bitcoin Trust ETF’s creation and redemption arbitrage mechanism and affect the value of the iShares® Bitcoin Trust ETF and, consequently, the securities.

▪	The iShares® Bitcoin Trust ETF has very limited historical performance. The iShares® Bitcoin Trust ETF began trading on January 11, 2024 and therefore has very limited historical performance. Past performance should not be considered indicative of future performance.

September 2026	PS-12

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

▪	The iShares® Bitcoin Trust ETF is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

▪	The securities are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act. The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

▪	The performance and market price of the iShares® Bitcoin Trust ETF, particularly during periods of market volatility, may not correlate with the performance of its underlying asset or the net asset value per share of the iShares® Bitcoin Trust ETF. The iShares® Bitcoin Trust ETF does not fully replicate the performance of its underlying asset, which is bitcoin, due to the fees and expenses charged by the iShares® Bitcoin Trust ETF or by restrictions on access to its underlying asset due to other circumstances. The iShares® Bitcoin Trust ETF does not generate any income, and as the iShares® Bitcoin Trust ETF regularly sells its underlying asset to pay for ongoing expenses, the amount of the underlying asset represented by each share of the iShares® Bitcoin Trust ETF gradually declines over time. The iShares® Bitcoin Trust ETF sells its underlying asset to pay expenses on an ongoing basis irrespective of whether the trading price of shares of the iShares® Bitcoin Trust ETF rises or falls in response to changes in the price of its underlying asset. The sale by the iShares® Bitcoin Trust ETF of its underlying asset to pay expenses at a time of relatively low prices for such underlying asset could adversely affect the value of the securities. Additionally, there is a risk that part or all of the holdings of the iShares® Bitcoin Trust ETF in its underlying asset could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the shares of the iShares® Bitcoin Trust ETF are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the iShares® Bitcoin Trust ETF may differ from the net asset value per share of the iShares® Bitcoin Trust ETF.

In particular, during periods of market volatility or unusual trading activity, trading in the iShares® Bitcoin Trust ETF’s underlying asset may be disrupted or limited, or such underlying asset may be unavailable in the secondary market. Under these circumstances, the liquidity of the iShares® Bitcoin Trust ETF may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the iShares® Bitcoin Trust ETF, and their ability to create and redeem shares of the iShares® Bitcoin Trust ETF may be disrupted. Under these circumstances, the market price of the iShares® Bitcoin Trust ETF may vary substantially from the net asset value per share of the iShares® Bitcoin Trust ETF or the performance of its underlying asset.

For all of the foregoing reasons, the performance of the iShares® Bitcoin Trust ETF may not correlate with the performance of its underlying asset or the net asset value per share of the iShares® Bitcoin Trust ETF. Any of these events could materially and adversely affect the price of the iShares® Bitcoin Trust ETF and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the final valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the iShares® Bitcoin Trust ETF on the final valuation date, even if the iShares® Bitcoin Trust ETF is underperforming its underlying asset and/or trading below the net asset value per share of the iShares® Bitcoin Trust ETF.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the assets held by the underlying share issuer or in instruments related to the underlying shares or such assets, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in

September 2026	PS-13

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

the underlying shares or the assets held by the underlying share issuer and other financial instruments related to the underlying shares or such assets and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the assets held by the underlying share issuer and other financial instruments related to the underlying shares or such assets on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer. Accordingly, we have no control over any changes such investment adviser may make to the underlying share issuer. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the

September 2026	PS-14

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2026	PS-15

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Information About the iShares® Bitcoin Trust ETF

The iShares® Bitcoin Trust ETF is a Delaware statutory trust sponsored by iShares® Delaware Trust Sponsor LLC that seeks to reflect generally the performance of the price of bitcoin, which is its underlying asset, less the iShares® Bitcoin Trust ETF’s expenses and liabilities.  The assets of the iShares® Bitcoin Trust ETF consist primarily of bitcoin held by a custodian on behalf of the iShares® Bitcoin Trust ETF. Information provided to or filed with the Securities and Exchange Commission by the iShares® Bitcoin Trust ETF pursuant to the Securities Exchange Act of 1934 can be located by reference to Securities and Exchange Commission file number 001-41914 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other publicly available sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the iShares® Bitcoin Trust ETF trade on the Nasdaq Stock Market under the ticker symbol “IBIT.”

The sponsor of the iShares® Bitcoin Trust ETF is iShares® Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors is the trustee of the iShares® Bitcoin Trust ETF; Coinbase Custody Trust Company, LLC is the custodian of the iShares® Bitcoin Trust ETF’s bitcoin holdings; Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime exchange agent; the Bank of New York Mellon is the custodian for the iShares® Bitcoin Trust ETF’s cash holdings and the administrator of the trust; and Wilmington Trust Company, a Delaware trust company, serves as the trustee of the iShares® Bitcoin Trust ETF.

The iShares® Bitcoin Trust ETF issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the iShares® Bitcoin Trust ETF consist primarily of bitcoin held by a custodian on behalf of the iShares® Bitcoin Trust ETF. The shares of the iShares® Bitcoin Trust ETF are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. The trustee of the iShares® Bitcoin Trust ETF sells bitcoin held by the iShares® Bitcoin Trust ETF to pay the iShares® Bitcoin Trust ETF’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The iShares® Bitcoin Trust ETF is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The iShares® Bitcoin Trust ETF pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the iShares® Bitcoin Trust ETF, at least quarterly in arrears. The trustee of the iShares® Bitcoin Trust ETF will, when directed by the sponsor of the iShares® Bitcoin Trust ETF, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the iShares® Bitcoin Trust ETF sponsor’s fee and Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the iShares® Bitcoin Trust ETF sponsor’s fee and Trust expenses or liabilities not assumed by the iShares® Bitcoin Trust ETF sponsor, the net asset value of the iShares® Bitcoin Trust ETF will decrease over the life of the trust.  New purchases of bitcoin utilizing cash proceeds from new shares issued by the iShares® Bitcoin Trust ETF do not reverse this trend. A decrease in the amount of bitcoin represented by each share of the iShares® Bitcoin Trust ETF is expected to result in a decrease in the price of the shares of the iShares® Bitcoin Trust ETF, even if the price of bitcoin has not changed. To retain the iShares® Bitcoin Trust ETF shares’ original price, the price of bitcoin would likely have to increase. Without that increase, the lesser amount of bitcoin represented by each share of the iShares® Bitcoin Trust ETF would be expected to cause the shares of the iShares® Bitcoin Trust ETF to have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of bitcoin represented by each share of the iShares® Bitcoin Trust ETF, the price of the shares of the iShares® Bitcoin Trust ETF will likely decrease.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The closing price of the iShares® Bitcoin Trust ETF on September 11, 2026 was $43.77.

The graph below shows the closing price of the underlying shares for each day such price was available from January 11, 2024 to September 11, 2026. The shares of the iShares® Bitcoin Trust ETF began trading on January 11, 2024 and therefore have limited historical performance. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction

September 2026	PS-16

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

iShares® Bitcoin Trust ETF – Historical Closing Prices* January 11, 2024 to September 11, 2026

* The red line indicates the coupon barrier price and downside threshold price of $21.885, equal to 50% of the initial share price.

Bitcoin. Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the Bitcoin Network, commonly referred to as the Bitcoin Protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the Bitcoin Network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the Bitcoin Protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

September 2026	PS-17

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

September 2026	PS-18

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2026	PS-19

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each $1,000.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $15.00 for each $1,000.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by Citigroup Global Markets Inc. (“CGMI”) to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such securities and such securities have been delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and

September 2026	PS-20

Citigroup Global Markets Holdings Inc.
1,044 Contingent Income Auto-Callable Securities with Memory Coupon Due September 14, 2028 Based on the Performance of the Shares of the iShares® Bitcoin Trust ETF Principal at Risk Securities

are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2026	PS-21